Exhibit (k)(7)
     THE BANK OF NOVA SCOTIA
     44 King Street West, Toronto, Ontario M5H 1H1
January 19, 2007
Highland Distressed Opportunities Fund, Inc.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Dear Sirs:
Re: Total Return Swap Transactions
     The purpose of this letter agreement (this “Master Confirmation”) is to set forth the common terms and conditions of certain total return swap transactions entered into between The Bank of Nova Scotia (“Party A”) and Highland Distressed Opportunities Fund, Inc. (“Party B”) from time to time. Each such total return swap transaction entered into pursuant to this Master Confirmation shall constitute a “Transaction” for purposes of the ISDA Master Agreement specified below and a “Supported Transaction” for purposes of the Credit Support Annex specified below.
     This Master Confirmation is subject to and incorporates the definitions contained in the 2000 ISDA Definitions (the “ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc. In the event of any inconsistency between the ISDA Definitions and this Master Confirmation, this Master Confirmation will govern.
     This Master Confirmation shall be read and construed as if each Reference Obligation from time to time referenced in the latest issued Reference Obligation Annex were the subject of a separate Transaction each having terms which are identical to the terms and conditions set out in this Master Confirmation. Such Reference Obligation Annex and this Master Confirmation shall together constitute the Confirmation of the relevant Transaction for purposes of the ISDA Master Agreement specified below in respect of the relevant Reference Obligation. In the event of any inconsistency between the ISDA Master Agreement and this Master Confirmation, the terms of the Master Confirmation will prevail.
1. Master Agreement
     Each Transaction evidenced by this Master Confirmation shall be governed and construed in accordance with the 1992 ISDA Master Agreement (Multicurrency — Cross Border), dated as of January 19, 2007, as supplemented by the Credit Support Annex of the same date between Party A and Party B (the “Credit Support Annex”), and as each of the same may be amended and supplemented from time to time (collectively, the “ISDA Master Agreement”) between Party A and Party B. Terms capitalized but not otherwise defined in this Master Confirmation shall have the meanings as are ascribed to such terms in the ISDA Master Agreement.

2. Terms
     Each Transaction evidenced hereby shall have the following terms:

Trade Date:	As specified in the Reference Obligation Annex

Effective Date:	January 19, 2007

Deletion Price Determination Commencement Date:	The Scheduled Termination Date and each date specified or deemed specified as such pursuant to terms and conditions of Section 3 hereof.

Scheduled Termination Date:	March 15, 2007. The occurrence of the Scheduled Termination Date shall constitute the occurrence of a Deletion Price Determination Commencement Date in respect of all Reference Obligations then comprised in the Portfolio.

Payment Dates:	The third Business Day following the Final Adjustment Date.

Final Settlement Date:	In the context of a Deletion Price Determination Commencement Date constituted pursuant to Section 3(C) or (E) below, the Deletion Price Determination Commencement Date. In the context of the occurrence of the Scheduled Termination Date or the occurrence of a Deletion Price Determination Commencement Date constituted pursuant to Sections 3(A), (B) or (D) below, the earliest of:

(x) if Party A, any Affiliate of Party A or SPE holds the underlying Reference Obligation on such date, the settlement date in respect of such entity’s sale of the Reference Obligation in a principal amount equal to the Face Amount thereof (or, in the context of a partial termination, the product of (A) the Deletion Percentage multiplied by (B) the Face Amount;

(y) if none of Party A, any Affiliate of Party A or SPE holds the underlying Reference Obligation on such date, such Business Day, as determined by the Calculation Agent in its reasonable discretion, as would be the settlement date (in accordance with then-current market standard settlement timing based on the type of Reference Obligation) of a sale transaction by which a Reference Obligation Holder sells the Reference Obligation in a principal amount equal to the Face Amount thereof (or, in the context of a partial termination, the product of (A) the Deletion Percentage, multiplied by (B) the Face Amount) at a sale price equal to the Notified Bid or Alternative Bid, as applicable, as provided for in the definition of Deletion Price assuming such Reference Obligation Holder had effected such sale transaction on the Sale Date, and

(z) the 30th day following the relevant Deletion Price Determination Commencement Date, or, in the context of

Section 3(A) below, the date specified therein as the Final Settlement Date.

For purposes hereof, a Reference Obligation shall be deemed deleted from the Portfolio on the relevant Final Settlement Date.

Final Adjustment Date:	In the context of the occurrence of a Deletion Price Determination Commencement Date which pertains to all Reference Obligations then comprised in the Portfolio, the first Business Day following the last of the Final Settlement Dates applicable to the Reference Obligations comprised in the Portfolio as of such Deletion Price Determination Commencement Date.

Business Day:	Dublin and New York

Business Day Convention:	Modified Following

Reference Obligation Payer:	Party A

Reference Obligation Receiver:	Party B

Reference Obligation:	Each loan obligation set out in the latest issued Reference
Obligation Annex

Reference Obligor:	Each borrower set out in the latest issued Reference Obligation Annex and each Successor thereto

Reference Obligation Holder:	A hypothetical holder of record of the Reference Obligation, whether Party A, its affiliates or any SPE, who, through a purchase transaction which has settled, purchased the Reference Obligation, in a principal amount equal to the Face Amount of such Reference Obligation, on the relevant Addition Date and who remains, as of the relevant day of determination, the holder of record of such amount of such Reference Obligation.

Reference Obligation Payer Payments:	As provided in Section 4 below and in the definition of Deletion Price.

Reference Obligation Receiver Payments:	As provided in Section 4 below and in the definition of Deletion Price.

Floating Rate Option:	USD-Federal Funds-H. 15.

Reset Dates:	Each day in the period commencing on, and including, the Effective Date to, and including, the Final Adjustment Date.

Spread:	Plus 225 basis points (2.25%)

Calculation Agent:	As specified in the ISDA Master Agreement. The Calculation Agent will determine all amounts in a commercially reasonable manner on the basis of information from sources believed by it to be reliable. Nothing herein shall be construed to require that the Calculation Agent verify any information received by it.
3. Deletion of Reference Obligations
(A) Following Breach of Portfolio Composition Requirements
(1) If at any time a Portfolio Event occurs, Party A may notify Party B of such Portfolio Event (such notice being the “Portfolio Event Notice” and the date on which such Portfolio Event Notice becomes effective in accordance with Section 12 of the ISDA Master Agreement being the “Portfolio Event Notice Date ”). For purposes hereof, “Portfolio Event” means the failure of the Portfolio to be in compliance with each of the Portfolio Composition Requirements set forth in the table following paragraph 3(A)(5) below.
(2) Following the issuance of a Portfolio Event Notice, Party B shall notify Party A of Party B’s election to cure the relevant Portfolio Event either through (a) the deletion of one or more Reference Obligations then comprised in the Portfolio, or (b) through the addition of loans to the Portfolio which meet the requirements of Section 5 below.
(3) In the event Party B elects to cure the relevant Portfolio Event through the deletion of one or more Reference Obligations (in whole or in part, at the election of Party B), the Portfolio Event Notice Date shall be the Deletion Price Determination Commencement Date for purposes of the definition of “Deletion Price”. If on or before the 5th day following the effective date of Party A’s Portfolio Event Notice (the “Trade Cut-Off Date”):
(x)	a Notified Bid or Alternative Bid (as applicable and as such terms are defined in paragraph (iii)(b) of the definition of Deletion Price) is obtained by the Calculation Agent in respect of each Reference Obligation selected by Party B for deletion, and

(y)	where a Trade Confirmation is required pursuant to the condition, if applicable, set out in paragraph (iii)(c) of the definition of Deletion Price, such condition has been met,
(each such Reference Obligation for which a Notified Bid or Alternative Bid (as applicable) was obtained by the Calculation Agent and, if applicable, such condition in paragraph (iii)(c) of the definition of Deletion Price was satisfied, on or before the Trade Cut-Off Date being a “Conditionally Deleted Reference Obligation” and, collectively, the “Conditionally Deleted Reference Obligations”), for the limited purpose of determining whether the Portfolio complies with each of the Portfolio Composition Requirements, such Conditionally Deleted Reference Obligations shall not be included in the Portfolio. Such Conditionally Deleted Reference Obligations shall, however, remain part of the Portfolio for all other purposes of this Master Confirmation and the respective Transactions to which such Conditionally Deleted Reference Obligations pertain shall remain outstanding Transactions for all other purposes of this Master Confirmation and the ISDA Master Agreement including, without limitation, for purposes of determining the Portfolio Value Differential, until the occurrence of the Final Settlement Date in respect of the relevant Conditionally Deleted Reference

Obligation. If (x) the Calculation Agent is unable to obtain a Notified Bid or Alternative Bid (as aforesaid) in respect of each Reference Obligation to be deleted or the condition, if applicable, set out in paragraph (iii)(c) of the definition of Deletion Price is not met with respect to each Reference Obligation to be deleted on or before the Trade Cut-Off Date for any reason, or (y) where such condition is applicable, the sale transactions evidenced by the relevant Trade Confirmations have not settled on or before the 30th following the date on which Party A’s Portfolio Event Notice becomes effective, the Trade Cut-Off Date (in the context of (x)) or such 30th day following the effective date of Party A’s Portfolio Event Notice (in the context of (y)) shall be the Final Settlement Date in respect of the relevant Reference Obligation (or in respect of the relevant Deletion Percentage of the Face Amount thereof in the event Party B elected a partial deletion).
(4) Where Party B elects (subject to all of the requirements of Section 5 below) to cure the relevant Portfolio Event through the addition of a loan to the Portfolio, and, in respect of such loan, Party A elects to hedge its obligations under the Transaction which would result from the addition of such loan to the Portfolio through the purchase of the applicable Face Amount of the relevant loan to be added either directly or through an Affiliate or SPE, and enters into a Trade Confirmation for purposes of effecting such purpose duly completed and executed by a vendor of the applicable Face Amount of such loan for a price equal to the applicable Initial Price, then, for the limited purposes of determining (i) whether the Portfolio complies with each of the Portfolio Composition Requirements, and (ii) the Portfolio Value Differential, the relevant loan shall be deemed included in the Portfolio and shall be the subject of an outstanding Transaction as of the date on which Party A, its Affiliate or SPE is in receipt of such duly completed and executed Trade Confirmation. For any other purpose or, if Party A does not elect to hedge as aforesaid, any such loan shall be added to the Portfolio only as of the relevant Addition Date (as determined in accordance with Section 5 below). Where Party A elects to hedge as aforesaid in respect of any loan to be added, Party A, its Affiliate or SPE must be in receipt of a duly completed and executed Trade Confirmation (as aforesaid) in respect of such loan on or before the 5th day following the date on which Party A’s Portfolio Event Notice becomes effective failing which an Additional Termination Event for purposes of the ISDA Master Agreement shall be deemed to have occurred with respect to Party B. If the respective Addition Dates of all loans to be added as aforesaid have not occurred on or before the 30th day following the date on which Party A’s Portfolio Event Notice becomes effective, an Additional Termination Event shall be deemed to have occurred.
(5) In the event of the occurrence of an Additional Termination Event pursuant to Sections 3(A)(4) above, Party A may, by notice to Party B given in accordance with the provisions of Section 6(b) of the ISDA Master Agreement which apply to Additional Termination Events, exercise the rights and remedies set out in Section 6 of the ISDA Master Agreement but only in respect of such number of Transactions (or portions thereof), as selected by Party A, which would, following their termination and following the deletion of the relevant Reference Obligations (or the Deletion Percentage thereof) from the Portfolio, cure the relevant Portfolio Event. For purposes of giving effect to the foregoing Party B shall be deemed the sole Affected Party and the payment measure for purposes of Section 6(e) of the ISDA Master Agreement shall be Loss. If in respect of any loan which Party B elected to add pursuant to Section 3(A)(4) above the Addition Date of which has not occurred on or before the Early Termination Date designated or deemed designated pursuant to the ISDA Master Agreement, Party A or an affiliate of Party A has entered into a Trade Confirmation with a third-party vendor, Party B agrees that the amount payable pursuant to Section 6(e) of the ISDA Master Agreement shall include any losses or costs incurred by Party A or such affiliate in terminating or liquidating the purchase transactions contemplated by such Trade Confirmation.

Each of the following Portfolio Composition Requirements
shall apply commencing on the Effective Date
The aggregate of the respective Book Values of all Reference Obligations in the Portfolio which are rated below B- by S&P or B3 by Moody’s following their inclusion in the Portfolio (it being agreed that, for purposes of determining whether this Portfolio Composition Requirement has been met, any Reference Obligation which, following its inclusion in the Portfolio, becomes unrated shall be deemed to be rated below B- or B3 as aforesaid) shall not exceed 3% of the Maximum Portfolio Book Value; provided, however, that no Reference Obligation may be rated at or below CCC by S&P or Caa2 by Moody’s.
The aggregate of the respective Book Values of all Reference Obligations issued by the same Reference Obligor shall not exceed 2.5% of the Maximum Portfolio Book Value.
The aggregate of the respective Book Values of all Reference Obligations in the Portfolio in the same Industrial Sector as defined by S&P shall not exceed 10% of the Maximum Portfolio Book Value.
The Moody’s Weighted Average Rating Factor of the Portfolio and the S&P Weighted Average Rating Factor of the Portfolio must at all times be less than or equal to 2400, respectively (it being agreed that, where any Reference Obligation which, following its inclusion in the Portfolio becomes unrated, it shall be deemed to be rated below B- by S&P or B3 by Moody’s and assigned a rating factor of 10000).
The aggregate of the respective Book Values of all Reference Obligations which are Second Lien Loans shall not exceed 5% of the Maximum Portfolio Book Value.
Each Reference Obligor must be a corporate body organized under the laws of a Specified Jurisdiction.
All Reference Obligations must be denominated in USD.
The aggregate of the respective Book Values of all Reference Obligations in respect of which only Private Ratings are available, shall not exceed 10% of the Portfolio Book Value.
The Face Amount of any Reference Obligation included in the Portfolio shall not exceed 5% of the total outstanding principal amount owing by the Reference Obligor under such Reference Obligation.
The Portfolio Book Value shall not exceed USD 125,000,000; provided, however, that in the period commencing on the eighteenth Business Day preceding any Deletion Price Determination Commencement Date which pertains to all Transactions evidenced hereby which are then outstanding and ending on such Deletion Price Determination Commencement Date, the Portfolio Book Value shall not exceed the greater of USD 125,000,000 and the product of (1) 16.7, multiplied by (2) the amount equal to (a) the sum of (i) the aggregate Value of all Posted Collateral previously Transferred by Party B to, and then held by, Party A as of the relevant day of determination, (ii) the accrued Distributions which remain unpaid as of the relevant day of determination, and (iii) the balance of the Collection Account as of the relevant day of determination, minus (b) the sum of (i) all Floating Amounts which have accrued as of the relevant day of determination, and (ii) the absolute value of any negative Portfolio Value Differential in effect as of the relevant day of determination (in either case, the “Maximum Portfolio Book Value”).
Each Reference Obligation included in the Portfolio must be actively priced by (i) an independent pricing service provided the price reported by such pricing service reflects bid pricing provided by at least two independent and unaffiliated contributors polled by such pricing service, or (ii) two independent and unaffiliated Reference Market-makers. If a Reference Obligation is not priced by LSTA/LPC Mark-to-Market Pricing Service or Loan X Service or the prices quoted thereby do not reflect prices polled from two independent and unaffiliated contributors as aforesaid, weekly pricing from two independent and unaffiliated Reference Market-makers is required.
The Market Price of each Reference Obligation comprised in the Portfolio shall not be less than 95%.
No portion of any Reference Obligation comprised in the Portfolio may be an Unfunded Amount.
(B) Following Discretionary Election to Delete by Party B
Provided (1) an Event of Default, Potential Event of Default or Termination Event has not occurred and is not then continuing with respect to Party B, (2) an Early Termination Date has not been designated with respect to any Transaction evidenced by this Master Confirmation, and (3) as a consequence of the deletion of the relevant Reference Obligation, a Portfolio Event would not occur, Party B may, by notice to Party A given in accordance with Section 12 of the ISDA Master Agreement, elect to delete all or part of any Reference Obligation then comprised in the Portfolio. The Deletion Price Determination Commencement Date in respect of any Reference Obligation being deleted from the Portfolio shall be the date on which Party B’s election notice becomes effective in accordance with Section 12 of the ISDA Master Agreement (or if such date is not a Business Day, the first day following such date which is a Business Day) or such later Business Day as is specified by Party B in its election notice, but, in the context of a partial deletion, only in respect of that portion of the relevant Reference Obligation which is then being deleted.
(C) Following Prepayment
In the event that (1) a Reference Obligor elects or is required to (i) prepay a Reference Obligation (in whole or in part), or (ii) reduce the maximum principal amount which can be borrowed under any Reference Obligation which is a loan in whole or in part, or (2) a Reference Obligation otherwise matures, the date on which the Reference Obligor elects or is required to prepay or redeem the relevant Reference Obligation, to reduce the maximum principal amount which can be borrowed, or the Reference Obligation matures, as aforesaid, shall be the Deletion Price Determination Commencement Date and the Final Settlement Date for all purposes of the Transaction to which such prepaid, redeemed, reduced or matured Reference Obligation pertains but only in respect of that portion of the relevant Reference Obligation which is then being prepaid, reduced or which has matured.
(D) Inability to Hedge/Increased Costs
If for any reason beyond its reasonable control, Party A is unable to execute, maintain or modify any hedge of Party A’s obligations under any Transaction evidenced hereby, (including, without limitation, due to the adoption of, or any change in, any applicable law, or due to the promulgation, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any law, it becomes unlawful for Party A to execute, maintain or modify any hedge of Party A’s obligations hereunder), Party A may, by notice to Party B given in accordance with Section 12 of the ISDA Master Agreement, request that the Reference Obligation (or the relevant portion of the Face Amount thereof) applicable to such Transaction be deleted from the Portfolio. The date on which Party A’s deletion notice becomes effective in accordance with Section 12 of the ISDA Master Agreement shall be the Deletion Price Determination Commencement Date in respect of each Reference Obligation specified for deletion in Party A’s termination notice.
(E) Adverse Claim
If an Adverse Claim Event occurs in respect of a Reference Obligation, Party A may, by notice to Party B given in accordance with Section 12 of the ISDA Master Agreement, request that the Reference Obligation (or the relevant portion of the Face Amount thereof) applicable to such Transaction be deleted from the Portfolio. The first Business Day following the date on which Party A’s deletion notice becomes effective in accordance with Section 12 of the ISDA Master Agreement shall be the Deletion Price Determination Commencement Date in respect of each Reference Obligation specified for deletion in Party A’s termination notice.
In the event that an Adverse Claim Event occurs in respect of a Reference Obligation which is already the subject of any deletion or other procedure prescribed by this Master Confirmation (other than the termination procedures prescribed by Sections 5 and 6 of the ISDA Master Agreement), the deletion procedures applicable to this Section 3(E) shall be applied as if such other deletion or other procedure had not been invoked.
4. Collection Account Surplus/Shortfall
In respect of all Transactions from time to time evidenced by this Master Confirmation a single notional ledger account (each such notional ledger account being the “Collection Account”) will be established by Party A. For clarification, the Collection Account is notional only and is deemed to exist only for the purpose of calculating certain payment obligations (as set out in this Section 4). No deposit or trust is created by the establishment of the Collection Account.
On each day during the period commencing on the Effective Date to, and including, the Final Adjustment Date (the “Observation Period”), the following notional debits and credits shall be made in respect of the Collection Account on a running account basis (each day in the Term being a “Determination Date”):
(A) On each Determination Date the following amounts shall be notionally credited, on a running account basis, to the relevant Collection Account:
(1)	all Distribution Payments applicable to all Reference Obligations which are then the subject of a Transaction evidenced by this Master Confirmation which the Calculation Agent determines would be received by the Reference Obligation Holder on the relevant Determination Date as provided for in the definition of Distribution Payments; and

(2)	all Reference Obligation Return amounts which are payable to Party B in respect of each Transaction the respective Final Settlement Dates of which occur on the relevant Determination Date;

(B) On each Determination Date the following amounts shall be notionally debited, on a running account basis, from the relevant Collection Account:
(1)	all Reference Obligation Return amounts which are payable to Party A in respect of each Transaction the respective Final Settlement Dates of which occur on the relevant Determination Date;

(2)	all Acquisition Costs and Sale Costs which the Calculation Agent determines would be payable by the Reference Obligation Holder on the relevant Determination Date as provided for in the definitions thereof; and

(3)	all Administration Fees and Expenses which the Calculation Agent determines would be payable by the Reference Obligation Holder on the relevant Determination Date as provided for in the definition thereof.
Party B agrees that if on any Determination Date in the Observation Period, the balance of the Collection Account is a negative number, Party A may direct PFPC Trust Company (“PFPC”) to transfer to Party A such amount of the Posted Collateral then held by, PFPC pursuant to the terms of the Control Agreement as shall have an aggregate Value (determined on such Determination Date) equal to the absolute value of such negative balance. Party B agrees that any such transfer shall be made free from an claim or right of any nature whatsoever of Party B, including any equity or right of redemption by Party B and to apply the proceeds thereof to the Collection Account Shortfall. Party B agrees that all amounts so transferred shall cease to constitute Posted Collateral Transferred (as defined in the Credit Support Annex) by Party B pursuant to and for all purposes of the Credit Support Annex. To the extent that, on the relevant Determination Date, Posted Collateral is so transferred to Party A, the balance of the Collection Account shall be increased by an amount equal to the aggregate Value of such transferred Posted Collateral and such adjusted balance shall constitute the opening balance of the Collection Account in respect of the first Determination Date following the relevant Determination Date.
If the Final Adjustment Date occurs on or before March 31, 2007 (the “Interim Adjustment Date”), on the Final Adjustment Date, Party A shall determine the notional balance of the Collection Account based upon the debits and credits effected in respect of each of the Determination Dates in the Observation Period. From such notional balance, Party A shall debit an amount equal to the aggregate of the Floating Amounts determined for each Determination Date in the Observation Period. If the resulting balance of the Collection Account is a positive number (such amount being the “Collection Account Surplus”), such amount shall constitute an amount payable by Party A to Party B on the Payment Date. If the resulting balance is a negative number, the absolute value of such amount (such absolute value being the “Collection Account Shortfall”) shall constitute an amount payable by Party B to Party A on the Payment Date, To satisfy the payment of any such Collection Account Shortfall, Party B hereby directs Party A to cause PFPC to transfer to Party A, on the Payment Date, such amount of the Posted Collateral then held by PFPC pursuant to the terms of the Control Agreement as shall have an aggregate Value (as such terms are defined in the Credit Support Annex) as of the Payment Date equal to the Collection Account Shortfall free from an claim or right of any nature whatsoever of Party B, including any equity or right of redemption by Party B and to apply the proceeds thereof to the Collection Account Shortfall. Party B agrees that all amounts transferred shall cease to constitute Posted Collateral Transferred (as defined in the Credit Support Annex) by Party B pursuant to and for all purposes of the Credit Support Annex.
If the Final Adjustment Date has not occurred on or before the Interim Adjustment Date, on the Interim Adjustment Date, Party A shall determine the interim notional balance of the

Collection Account based upon the debits and credits effected in respect of each of the Determination Dates in the period commencing on the Effective Date to, and including, the Interim Adjustment Date. For purposes of determining such interim notional balance on the Interim Adjustment Date:
(1)	in respect of each Reference Obligation for which the Deletion Price has been determined as of the Interim Adjustment Date but, where a Trade Confirmation is required pursuant to paragraph (c)(iii) of the Deletion Price definition, the sale transaction evidenced thereby has not settled by the Interim Adjustment Date, a Reference Obligation Return based on such Deletion Price shall be deemed debited from or credited to the Collection Account on the Interim Adjustment Date; and

(2)	in respect of each Reference Obligation for which the Deletion Price has not yet been determined as of the Interim Adjustment Date, a Reference Obligation Return based upon a Deletion Price of zero shall be deemed debited from or credited to the Collection Account on the Interim Adjustment Date.
From such notional balance, Party A shall debit an amount equal to the aggregate of the Floating Amounts determined for each Determination Date in such period. If the resulting balance is a negative number, the absolute value of such amount (such absolute value being the “Interim Collection Account Shortfall”) shall constitute an amount then payable by Party B to Party A. To satisfy the payment of any such Interim Collection Account Shortfall, Party B hereby directs Party A to cause PFPC to transfer to Party A, on such date, such amount of the Posted Collateral then held by PFPC pursuant to the terms of the Control Agreement as shall have an aggregate Value (as such terms are defined in the Credit Support Annex) as of such date equal to the Interim Collection Account Shortfall free from an claim or right of any nature whatsoever of Party B, including any equity or right of redemption by Party B and to apply the proceeds thereof to the Interim Collection Account Shortfall. Party B agrees that all amounts transferred shall cease to constitute Posted Collateral Transferred (as defined in the Credit Support Annex) by Party B pursuant to and for all purposes of the Credit Support Annex. If the resulting interim notional balance of the Collection Account is a positive number, no amount shall be then payable by Party A. Notwithstanding the foregoing, the Collection Account Shortfall or Surplus shall be determined in accordance with the provisions of the preceding paragraph on the actual Final Adjustment Date and shall be payable by the relevant party on the Payment Date. If an Interim Collection Shortfall was paid by Party B on the Interim Adjustment Date (as provided for above), such payment shall be factored into the notional balance of the Collection Account as a credit to the Collection Account.
In any circumstance under this Section 4 under which Party A is entitled to cause PFPC to transfer to Party A all or part of the Posted Collateral, Party B agrees that, notwithstanding the terms of the Credit Support Annex, Party A will do so by issuing to PFPC a Notice of Exclusive Control together with a written direction directing PFPC to transfer the requisite amount of the Posted Collateral to Party A.
5. Addition Of Reference Obligations
Provided (1) an Event of Default, Potential Event of Default or Termination Event has not occurred and is not then continuing with respect to Party B, (2) an Early Termination Date has not been designated with respect to any Transaction evidenced by this Master Confirmation, and (3) a Deletion Price Determination Commencement Date pertaining to all

Reference Obligations then comprised in the Portfolio has not occurred, Party A agrees that at the request of Party B the composition of the Portfolio may be amended by adding additional Reference Obligations provided:
(a)	there is mutual agreement as to the Face Amount in respect of each such additional loan obligation,

(b)	each loan obligation to be added is, as of the Addition Date (as defined below), a syndicated loan which is priced by LSTA/LPC Mark-to-Market Pricing Service or Loan X Service, provided the price provided by such pricing source reflects bid pricing provided by at least two independent and unaffiliated contributors polled by such pricing source, or two independent and unaffiliated Reference Market-makers,

(c)	the Calculation Agent determines, in its reasonable discretion, that a hypothetical purchaser could purchase the relevant loan obligations to be added to the Portfolio in an amount equal to the Face Amount applicable thereto at the Initial Price,

(d)	as a consequence of adding such loan obligations, none of the Portfolio Composition Requirements would, as of the Addition Date, be contravened,

(e)	a default, event of default or other similar condition or event (however described) cannot have occurred and be continuing as of the Addition Date in respect of the loan obligation to be added,

(f)	each obligor in respect of the loan obligations to be added must be a corporate body organized under the laws of a Specified Jurisdiction,

(g)	all loan obligations to be added must be denominated in one of the Specified Currencies,

(h)	each loan obligation to be added is, as of the Addition Date, rated at least B- by S&P and B3 by Moody’s,

(i)	each loan obligation to be added must be a First Lien Loan; provided, however, that a loan obligation which is a Second Lien Loan may be added to the Portfolio if, following such addition, the aggregate of the respective Book Values of all Reference Obligations comprised in the Portfolio which are Second Lien Loans does not exceed 5% of the Maximum Portfolio Book Value,

(j)	each loan obligation to be added to the Portfolio shall have a Market Price as of the relevant Addition Date of not less than 98%,

(k)	the loan obligation to be added represents part of a tranche outstanding under the facilities evidenced by the relevant Credit Documentation in an amount at least equal to USD 100,000,000 (or the equivalent thereof in any other currency) and under which Credit Documentation the total principal amount owing by the borrower thereunder is not less than USD 150,000,000, and

(l)	the Portfolio Book Value (including the Book Value of the loan to be added) as of the relevant Addition Date would not be greater than the product of (1) (x) where the relevant Addition Date does not occur on any of the eighteen Business Days preceding any Deletion Price Determination Commencement Date which pertains to all Transactions evidenced hereby which are then outstanding , 13.89, or (y) where the relevant Addition Date occurs on any of the eighteen Business Days preceding, any Deletion Price Determination Commencement Date which pertains to all Transactions evidenced hereby which are then outstanding, 16.7, multiplied by (2) the amount equal to (a) the sum of (i) the aggregate Value of all Posted Collateral previously Transferred by Party B to, and then held by, Party A as of the relevant Addition Date, (ii) the accrued Distributions which remain unpaid as of the relevant Addition Date, and (iii) the balance of the Collection Account as of the relevant Addition Date, minus (b) the sum of (i) all Floating Amounts which have accrued as of the relevant Addition Date, and (ii) the absolute value of any negative Portfolio Value Differential in effect as of the relevant Addition Date.
Notwithstanding that a loan proposed for inclusion in the Portfolio may satisfy each of the foregoing requirements, inclusion of the relevant loan remains subject to rejection by Party A. Party A may agree to dispense with any or all of the foregoing requirements of this Section; however, Party A shall be deemed not to have agreed to any such dispensation unless such agreement is in writing and executed by Party A. For greater certainty, in exercising its discretion under Section 5(a) above as to whether Party A agrees to an addition to the Portfolio proposed by Party B, Party A may consider (1) the existence of outstanding Conditionally Deleted Reference Obligations but in respect of which Final Settlement Dates have not occurred and the aggregate of the respective Book Values of all such Reference Obligations, (2) the existence of loans to be added pursuant to Section 3(A)(4) above or this Section 5 the Addition Dates of which have not yet occurred but in respect of which Party A, an Affiliate of Party A or SPE has entered into a Trade Confirmation with a third-party vendor for the purchase of the relevant loans to be added, and (3) whether the inclusion in the Portfolio all such loans and Conditionally Deleted Reference. Obligations together with all of the Reference Obligations specified in Party B’s . addition notice in the Portfolio would result in a Portfolio Event.
A loan obligation to be added to the Portfolio shall be deemed added on:
(x)	where Party A has elected not to hedge its obligations in respect of the Transaction which would be constituted on the relevant Addition Date through the purchase of the applicable Face Amount of the relevant loan (directly or through an Affiliate or SPE), such Business Day, as determined by the Calculation Agent in its reasonable discretion, as would be the settlement date of a purchase transaction by which a hypothetical purchaser of such loan obligation would purchase the relevant loan obligation in a principal amount equal to the Face Amount thereof assuming such hypothetical purchaser had effected such purchase transaction on the date on which the foregoing requirements of this Section have been satisfied or waived (as provided for above); or

(y)	where Party A elects, in respect of any loan to be added, to hedge its obligations under the Transaction which would result from the addition of such loan to the Portfolio through the purchase of the applicable Face Amount of the relevant loan to be added (directly or through an Affiliate or SPE), the settlement date of the purchase transaction,
(such settlement date, in the context of (x) or (y) above, being the “Addition Date”). In the context of (x) above, the Calculation Agent shall base its determination of the Addition Date on the standard settlement period prevailing in the relevant primary or secondary trading market applicable to the Reference Obligation to be added; provided that the Calculation Agent may adjust its determination to account for any trading disruptions in such primary or secondary trading market which occur on or after the date on which the foregoing requirements of this Section have been satisfied or waived as aforesaid or to account for the impact of any other event or factor which the Calculation Agent deems relevant.
In the context of (y) above, if the relevant loan ceases to meet any of the foregoing conditions to inclusion in the Portfolio prior to the Addition Date thereof, all losses (which are not the result of actions or omissions of Party A that are commercially unreasonable) or reasonable costs incurred by Party A in terminating or liquidating the purchase transactions contemplated by a Trade Confirmation shall be debited to the Collection Account and all gains incurred by Party A in terminating or liquidating such purchase transactions shall be credited to the Collection Account.
6. Amended Reference Obligation Annex
On each Report Date, Party A shall, by notice to Party B given in accordance with Section 12 of the ISDA Master Agreement, issue a written report (a “Revision Report”) to Party B which shall indicate all changes to the composition of the Portfolio effected pursuant to Sections 3 or 5 above since the last Report Date and the Reference Obligation Annex shall be deemed amended accordingly; provided, however, that no failure to issue such revised Reference Obligation Annex shall obviate or negate any change effected pursuant to such Sections or the resulting payment obligations. The terms of any new or amended Transactions as set out in any such Revision Report shall be binding on Party B (absent manifest error) if not objected to by Party B within 5 Business Days of the date on which Party A’s notice which includes the relevant Revision Report becomes effective in accordance with Section 12 of the ISDA Master Agreement. Any objection notified by Party B shall specify in reasonable detail the terms of such Revision Report it wishes to have corrected and the basis for such objection, supported, where relevant, by market- standard documentation.
7. Recovered Amounts
In the event that any payments which are deemed to have been made to a Reference Obligation Holder of the Reference Obligation applicable to any Transaction evidenced hereby during the Term of such Transaction are required to be repaid or returned to the Reference Obligor or any other person (including, without limitation, any bankruptcy trustee for the Reference Obligor pursuant to applicable law), to the extent such payments have been factored into the balance of the Collection Account or have been otherwise paid to Party B pursuant to the terms hereof, Party B shall pay to Party A an amount equal to the payments so required to be repaid or returned by such Reference Obligation Holder within three Business Days after written certification has been received by Party B setting forth in reasonable detail the legal basis for such payment. Conversely, in the event that any Distribution Payment scheduled to be made with respect to any Reference Obligation underlying a Transaction during the Term hereof is not so paid by reason of a delay, default or otherwise by the Reference Obligor, and such payment is subsequently made to Reference Obligation Holders, who would have been entitled to receive such payment on the original scheduled payment date therefor, Party A shall pay to Party B an amount equal to such payment on or before the third (3rd) Business Day following the date on which such payment is made to holders of record of the relevant Reference Obligation. The obligations of Party A and Party B under this provision shall survive any termination of the relevant Transaction or the ISDA Master Agreement.
8. Taxes
All payments to be made by Party A under each Transaction evidenced by this Master Confirmation shall be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. In the event of the imposition of any such Tax, Party A shall be under no obligation to gross up any payment due from Party A in respect of the Transactions evidenced hereby or to otherwise compensate Party B in respect of any such Tax.

9.	Definitions. As used herein:

“Acquisition Costs” means, in respect of any loan obligation which Party B has requested be added to the Portfolio pursuant to Section 3(A)(4) or Section 5 hereof, all costs (other than the purchase price) which the Calculation Agent determines would be incurred by a buyer in connection with the purchase of, or the failed attempt to purchase, such obligation in a principal amount equal to the applicable principal amount thereof requested by Party B pursuant to a purchase and sale transaction effected on or about (x) if such obligation becomes a Reference Obligation, the applicable Trade Date of the Transaction to which such Reference Obligation pertains, or (y) in context of a failed attempt to purchase, the date on which Party B requests that such obligation be added to the Portfolio, including, without limitation, compensation payments, fees, damages, costs and make-whole payments mandated by the LMA Purchase and Sale Documentation, LSTA Purchase and Sale Documentation or other trading documentation commonly used or mandated by the relevant loan trading market, and reasonable external legal fees provided that in no event should such costs exceed the actual costs of Party A or its affiliates in the event that Party A elects to hedge the inclusion of such obligation. For purposes of Section 4 hereof, the Acquisition Costs pertaining to an obligation shall be deemed to have been incurred on the settlement date (as determined by the Calculation Agent in its reasonable discretion) of such purchase transaction, or, in the context of an failed attempt to purchase, the date determined by the Calculation Agent on which such compensation payments, fees, damages, costs and make-whole payments would become payable.

“Administration Fees and Expenses” means in respect of a Reference Obligation, such amounts as are determined by the Calculation Agent from time to time equal to (1) fees that would be paid by a Reference Obligation Holder to a lender or agent under any Credit Documentation as compensation for acting as agent under or for providing administrative services with respect to the Credit Documentation or such Reference Obligation; (2) reasonable advisory fees that would be paid by a Reference Obligation Holder in respect of such Reference Obligation; and (3) reasonable external legal fees incurred by a Reference Obligation Holder in connection with its ownership of such Reference Obligation with respect to which a default, event of default or similar event has occurred.

“Adverse Claim” means, in respect of a Reference Obligation (i) the existence of any lien, claim, security interest or other encumbrance ranking, in whole or in part, in priority to the interest of Party A, any Affiliate of Party A or any SPE as a Reference Obligation Holder in and to such Reference Obligation (other than any lien, claim, security interest or encumbrance created by Party A or such related entity) or (ii) the commencement of any legal proceedings against Party A, any Affiliate of Party A or any SPE, by any entity in respect of any claim respecting Party A’s or such related entity’s ownership of such Reference Obligation which, if such were to be upheld by a court having the requisite jurisdiction, would impugn or negate, in whole or in part, Party A’s or such related entity’s legal and beneficial ownership of such Reference Obligation in an amount equal to the Face Amount thereof or which would subject or subordinate, in whole or in part, Party A’s or such related entity’s ownership of such Reference Obligation in such amount to any lien, claim, security interest or encumbrance in favour of any other party.

“Approved Legal Costs” means (i) in respect of Distressed Loans, the reasonable legal expenses of outside counsel (who shall be selected by mutual agreement by the parties) incurred in connection with the purchase or sale of such Distressed Loan, and (ii) in respect of any loan the acquisition of which by Party A, any Affiliate or any SPE, has become subject to a dispute, the reasonable legal expense of outside counsel incurred by Party A, such Affiliate or SPE in the resolution of such dispute. There shall be no Approved Legal Costs in respect of Par/Near Par Loans in any other context.

“Book Value” means, in respect of a Reference Obligation (including, for the limited purpose of determining the Portfolio Value Differential, any loan to be added to the Portfolio pursuant to Section 3(A)(4) or Section 5 above the Addition Dates of which have not yet occurred but in respect of which Party A, an Affiliate of Party A or SPE has entered into a Trade Confirmation with a third-party vendor), the product of (x) the Face Amount, and (y) the Initial Price applicable to such Reference Obligation.

“Control Agreement” means the deposit account control agreement, dated as of January [], 2007, made by and among Party A, Party B and PFPC by which Party B grants control of the Collateral Account specified therein to Party A.

“Credit Documentation” means each note, indenture, loan agreement or other evidence of indebtedness or interest therein applicable to a Reference Obligation.

“Deletion Percentage” means, (x) in the context of Section 3(A)(3) or (B) above, in the event of the deletion of less than all of a Reference Obligation, that percentage of the Face Amount so deleted, (y) in the context of Section 3(C) above, in the event of the prepayment of less than all of a Reference Obligation, or a partial reduction of the maximum principal amount which can be borrowed thereunder, or a partial maturation, that percentage of the Face Amount so prepaid or reduced or which matures, and (z) in the case of any complete deletion of a Reference Obligation, 100%.

“Deletion Price” means:

(i) in respect of the deletion of a Reference Obligation pursuant to Section 3(C), the actual amount, expressed as a percentage of par value, paid by the Reference Obligor to holders of record of the relevant Reference Obligation in a principal amount equal to the Face Amount of such Reference Obligation as of the relevant Deletion Price Determination Commencement Date,

(ii) in respect of the deletion of a Reference Obligation pursuant to Section 3(E), zero; provided, however, that, if, on or before the relevant Deletion Price Determination Commencement Date, Party B arranges for a Directed Bidder to submit to the Calculation Agent a Firm Bid (as defined below) for relevant Reference Obligation to which the Adverse Claim pertains, such Firm Bid shall be the Deletion Price of the relevant Reference Obligation subject to (a) the actual settlement requirements of the paragraphs of this definition, (b) Party A’s determination that the nature of the Adverse Claim is such that the sale by Party A, its Affiliate or SPE of the relevant Reference Obligation to the Directed Bidder would not expose Party A, such Affiliate or the SPE to additional legal risk, (c) the receipt by Party A of a written indemnification in a form reasonably acceptable to Party A by which the Directed Bidder or, at the option of Party A, Party B agrees to indemnify Party A, the relevant Affiliate or SPE in respect of any losses, costs, damages or expenses which Party A, such Affiliate or SPE may incur in respect of the relevant Adverse Claim, (d) Party A’s assessment that the Directed Bidder or Party B, as applicable, would be able to satisfy its obligations under such indemnification, and (e) if required by Party A, disclosure to the Directed Bidder of the nature of the Adverse Claim and the fact that any sale by Party A, its Affiliate or SPE to such Directed Bidder of the relevant Reference Obligation will be effected, subject to such Adverse Claim,

(iii) in respect of the occurrence of a Deletion Price Determination Commencement Date other than pursuant to Section 3(C) or (E), the amount determined as follows:
     (a) Commencing on the Deletion Price Determination Commencement Date, the Calculation Agent shall solicit Firm Bids in respect of the Reference Obligation from Reference Market-makers selected by Party A (which shall not include Party A or any affiliate of Party A). For purposes hereof, “Firm Bid” means a firm purchase bid (expressed as a percentage of par value) representing the price at which the bidder would purchase the Reference Obligation, in a principal amount equal to the Face Amount applicable to such Reference Obligation from a Reference Obligation Holder for settlement within the standard settlement periods for trades in the relevant Reference Obligation. Notwithstanding the foregoing, if Party B submits or arranges for a Directed Bidder to submit to the Calculation Agent a Firm Bid for any Reference Obligation, then the Calculation Agent will not solicit any other bids and such Firm Bid shall be, if reasonably determined by the Calculation Agent to reflect a commercially reasonable pricing of the relevant Reference Obligation, deemed to be the Alternative Bid (as defined below) and hence the Deletion Price for that Reference Obligation, subject to the actual settlement requirements of the following paragraphs of this definition. If the Calculation Agent determines that the Firm Bid provided by Party B or the Directed Bidder does not reflect a commercially reasonable pricing of the relevant Reference Obligation, the remaining paragraphs of this definition shall be applied as if no such Firm Bid had been received by Party A from Party B or the Directed Bidder (without prejudice to Party B’s or the Directed Bidder’s right to submit further Firm Bids).
     (b) The Calculation Agent shall telephonically, by fax or by electronic mail notify Party B of each Firm Bid (the “Notified Bid”), received by the Calculation Agent. Party B shall be accorded two hours to telephonically notify the Calculation Agent of an alternative Firm Bid (each an “Alternative Bid”) either from Party B or a Directed Bidder which matches or exceeds the Notified Bid failing which Party B shall be deemed to have agreed (subject as provided for below) to utilize the Notified Bid as the Deletion Price. If Party B has validly provided an Alternative Bid (as aforesaid), such Alternative Bid shall be the Deletion Price.
     (c) Notwithstanding paragraphs (iii)(a) and (b) above, in respect of any Transaction for which Party A has elected to hedge its obligations through the purchase of the applicable Face Amount of the relevant Reference Obligation (directly or through an Affiliate or SPE) and such Face Amount is then held by Party A, such Affiliate or SPE, the Alternative Bid or the Notified Bid (as applicable) shall be the Deletion Price for the relevant Reference Obligation only if Party A or the relevant Affiliate or SPE is in receipt of a’ market-standard Trade Confirmation duly completed and executed by the relevant entity providing such Alternative Bid or Notified Bid and the sale transaction evidenced thereby settles on or before the date specified in paragraph (z) of the definition of Final Settlement Date. If Party A or the relevant Affiliate or SPE is not in receipt of a Trade Confirmation as provided above and the date specified in paragraph (z) of the definition of Final Settlement Date has not occurred, the procedure set out above for obtaining and notifying Notified Bids and Alternative Bids shall again be applied except that Party B shall now be accorded 30 minutes after the Calculation Agent’s notification of any Firm Bid to telephonically notify the Calculation Agent of an Alternative Bid. If Party B provides an Alternative Bid with the time period prescribed above, the Deletion Price applicable to the relevant Reference Obligation shall, subject to the preceding sentences of this paragraph (iii)(c), be the Alternative Bid. If Party B fails to notify the Calculation Agent of an Alternative Bid within the time period prescribed above, the Deletion Price applicable to the relevant Reference Obligation shall, subject to the preceding sentences of this paragraph (iii)(c), be the Notified Bid.

     (d) If in respect of a Reference Obligation, the Deletion Price cannot be determined because (i) the Calculation Agent is unable to obtain a Firm Bid on or before the applicable Final Settlement Date, (ii) Party A, the relevant Affiliate or SPE is not in receipt of a Trade Confirmation (as provided for above) or the sale evidenced by such Trade Confirmation has not settled (in either case) on or before the dates specified in paragraph (z) of the definition of Final Settlement Date, (iii) the Calculation Agent determines that the requisite consents (if any) required to effect an assignment of the Reference Obligation could not be obtained on or before the date specified in paragraph (z) of the definition of Final Settlement Date or the documentation evidencing such sale does not conform to the requirements of the Credit Documentation, or (iv) the bidder providing the Notified Bid or Alternative Bid (as applicable) is unable or unwilling to perform its obligations in respect thereof, the Deletion Price in respect of such Reference Obligation shall be deemed to be zero. If the Deletion Price cannot be determined for any other reason, the Calculation Agent shall determine the Deletion Price for the relevant Reference Obligation in a commercially reasonable manner.
“Directed Bidder” means any party selected by Party B to provide a Firm Bid for the relevant Reference Obligation, in a principal amount equal to the Face Amount applicable to such Reference Obligation from a Reference Obligation Holder which would constitute an eligible assignee of such Reference Obligation.

“Distressed Loan” means a Reference Obligation a purchase and sale of which would, in accordance with market convention, as reasonably determined by the Calculation Agent, in effect as of the relevant Deletion Price Determination Commencement Date, settle on distressed documents rather than par documents.

“Distribution Payments” means, in respect of a Reference Obligation, the aggregate of all interest and any other payments on such Reference Obligation (other than principal repayments and indemnity amounts) which would be, as determined by the Calculation Agent by reference to the terms of the relevant Credit Documentation, due to a Reference Obligation Holder holding a principal amount of the relevant Reference Obligation equal to the Face Amount applicable to such Reference Obligation on the relevant Determination Date net of any withholding or other taxes which the Calculation Agent determines, in its reasonable discretion, would be deducted by the Reference Obligor or its payment agent).

“Face Amount” means in respect of a Reference Obligation as of the day, as determined by the Calculation Agent in its reasonable discretion, as would be the settlement date of a purchase transaction by which a hypothetical purchaser purchases such Reference Obligation assuming such purchaser had effected such purchase transaction on the Trade Date applicable to the Transaction to which such Reference Obligation pertains or the Addition Date, the initial Face Amount as set out in the Reference Obligation Annex. On any date thereafter, following the occurrence of a Final Settlement Date pertaining to the deletion of less than all of a Reference Obligation, “Face Amount” shall be deemed to mean the Face Amount in effect as of such Final Settlement Date minus the product of (x) such Face Amount, and (y) the Deletion Percentage. On any date following the relevant Addition Date (as modified by the definition of Initial Price) applicable to any agreement between the parties hereto to increase the Face Amount of any Reference Obligation, “Face Amount” shall mean the Face Amount in effect as such Addition Date plus the Incremental Face Amount (as defined in the definition of Initial Price). In respect of a loan to be added to the Portfolio pursuant to Section 3(A)(4) or Section 5 above in respect of which Party A or an affiliate of Party A has entered into a Trade Confirmation with a third-party vendor, until the Addition Date, “Face Amount” means the principal amount of the relevant loan set out in the applicable Trade Confirmation (if any) or, if Party A has not elected to hedge in respect of such loan as contemplated by Section 3(A)(4), the principal amount thereof agreed between Party A and Party B.

“Final Reference Obligation Value” means, in respect of a Transaction and a Final Settlement Date, the product of (x) the Face Amount (multiplied by Deletion Percentage, if applicable), multiplied by (y) the Deletion Price applicable to the relevant Reference Obligation.

“First Lien Loan” means a loan which trades as a “first lien loan” as reasonably determined by the Calculation Agent under then-current trading practices in the primary or secondary loan market, as the case may be.

“Floating Amount” means, in respect of a Transaction and a Determination Date, other than a Determination Date falling within the period commencing on a Deletion Price Determination Commencement Date which pertains to all Reference Obligations then comprised in the Portfolio and ending on the Final Adjustment Date, an amount, in relevant Specified Currency, equal to the quotient of (1) the product of (x) the sum of the Book Value of the Reference Obligation applicable to such Transaction in effect on such Determination Date plus the aggregate of the Floating Amounts determined for each Determination Date which precedes the relevant Determination Date, multiplied by (y) the Floating Rate Option in effect as of such Determination Date, plus Spread, divided by (2) 360.

“Initial Price” means (a) in respect of a Transaction for which Party A elects not to hedge its exposure (directly or through an Affiliate or SPE) to the relevant Face Amount of the underlying Reference Obligation, the price (expressed as a percentage of par value) at which the Calculation Agent, in its reasonable discretion, determines that a hypothetical purchaser of such Reference Obligation could purchase such Reference Obligation in a principal amount equal to the Face Amount of such Reference Obligation were it to enter into a purchase transaction on the Trade Date and as set out in the Reference Obligation Annex or the relevant Addition Date (as applicable), and (b) in respect of a Transaction for which Party A has elected to hedge its exposure (directly or through an Affiliate or SPE) to the Face Amount of the underlying Reference Obligation, the actual purchase price (expressed as a percentage of par) at which Party A or such related entity effects its purchase of the Face Amount of such Reference Obligation.

If subsequent to entering into a Transaction pertaining to a Reference Obligation, the parties agree to increase the Face Amount pertaining to such Reference Obligation (the amount of such agreed increase being the “Incremental Face Amount”), for purposes of determining the Reference Obligation Return in the context of a Deletion Price Determination Commencement Date which pertains to:
(1)	all of the relevant Reference Obligation, the Initial Price applicable to such Transaction shall be equal to the weighted average of the respective Initial Prices determined by the Calculation Agent in accordance with the preceding sentence for the original Face Amount and each Incremental Face Amount; or

(2)	less than all of the Reference Obligation, each Incremental Face Amount shall be deemed to be the subject of a separate Transaction and the Initial Price for each such deemed Transaction shall be as determined below for the relevant Incremental Face Amount.
For purposes of determining the Initial Price applicable to an Incremental Face Amount, all references in this definition to “Addition Date” shall be deemed to refer to (A) in the case of an Incremental Face Amount relating to a Transaction for which Party A has elected not to hedge (directly or through an Affiliate or SPE), the settlement date of a purchase transaction by which a hypothetical purchaser of such Reference Obligation would purchase such Incremental Face Amount of the relevant Reference Obligation assuming such hypothetical purchaser had effected such purchase transaction on the date on which the parties hereto agreed to increase the Face Amount pertaining to the relevant Reference Obligation, and (B) in the case of an Incremental Face Amount relating to a Transaction for which Party A has elected to hedge (directly or through an Affiliate or SPE), the actual settlement date of the relevant purchase transaction.

In respect of a loan to be added to the Portfolio pursuant to Section 3(A)(4) or Section 5 above the Addition Dates of which have not yet occurred but in respect of which Party A, an Affiliate of Party A or SPE has entered into a Trade Confirmation with a third-party vendor for the purchase of such loan, until the Addition Date, “Initial Price” shall mean the purchase price specified in the applicable Trade Confirmation or, if Party A has not elected to hedge (directly or through an Affiliate or SPE) in respect of such loan as contemplated by Section 3(A)(4), as agreed between Party A and Party B.

“LMA Purchase and Sale Documentation” means the purchase and sale documentation respecting the purchase and sale of loans in the relevant secondary loan trading market in which the relevant Reference Obligation is commonly purchased and sold which is published, from time to time, by the Loan Market Association (the “LMA”), or its successor, including, without limitation, the LMA Trade Confirmation (Par), LMA Trade Confirmation (Distressed/Claims) and the LMA Trade Confirmation (Distressed/Bank Debt).

“LMA Trade Confirmation (Distressed/Bank Debt)” means the LMA Trade Confirmation (Distressed/Bank Debt) as published by the LMA as of March 1999 (or as subsequently published by the LMA) as supplemented by the LMA Standard Terms and Conditions for Distressed Trade Transactions (Bank Debt/Claims) as published by the LMA as of October 2001 (or as subsequently published by the LMA).

“LMA Trade Confirmation (Distressed/Claims)” means the LMA Trade Confirmation (Distressed/Claims) as published by the LMA as of March 1999 (or as subsequently published by the LMA) as supplemented by the LMA Standard Terms and Conditions for Distressed Trade Transactions (Bank Debt/Claims) as published by the LMA as of October 2001 (or as subsequently published by the LMA).

“LMA Trade Confirmation (Par)” means the LMA Trade Confirmation (Par) as published by the LMA as of September 2005 (or as subsequently published by the LMA) as supplemented by the Standard Terms and Conditions for Par Trade Transactions as published by the LMA as of September 2005 (or as subsequently published by the LMA).

“Loan X Service” means the secondary market loan pricing service maintained by Mark-It Partners.

“LSTA Distressed Trade Confirmation” means Distressed Trade Confirmation and the Purchase and Sale Agreement for Distressed Trades as supplemented by the Standard Terms and Conditions applicable thereto, each as published by the LSTA as of May 2005 (or as subsequently published by the LSTA).

“LSTA/LPC Mark-to-Market Pricing Service” means the secondary market pricing service for bank loan assets sponsored by The Loan Syndications and Trading Association, Inc. in association with the Loan Pricing Corporation.

“LSTA Par/Near Par Trade Confirmation” means the Par/Near Par Trade Confirmation as supplemented by the Standard Terms and Conditions for Par/Near Par Trade Confirmation, each as published by the LSTA as of May 2005 (or as subsequently published by the LSTA).

“LSTA Purchase and Sale Documentation” means the purchase and sale documentation respecting the purchase and sale of loans in the relevant secondary loan trading market in which the relevant Reference Obligation is commonly purchased and sold which is published, from time to time, by the The Loan Syndications and Trading Association, Inc. (the “LSTA”), or their respective successors,including, without limitation, the LSTA Par/Near Par Trade Confirmation and the LSTA Distressed Trade Confirmation.

“LSTA/LPC Mark-to-Market Pricing Service” means the secondary market pricing service for bank loan assets sponsored by The Loan Syndications and Trading Association, Inc. in association with the Loan Pricing Corporation.

“Market Price” means the price (expressed as a percentage of par value) as determined by Party A on the relevant day of determination by reference to the LSTA/LPC Mark-to-Market Pricing Service or Loan X Service or such other pricing source as Party A may deem appropriate in its reasonable discretion. If Party B disputes any such determination, the Market Price of the relevant Reference Obligation shall be determined by reference to indicative bid quotations obtained by Party A from Reference Market-makers in an amount equal to the Face Amount of the relevant Reference Obligation. Party A shall attempt to obtain quotations from at least two Reference Market-makers. If more than three quotations are obtained, the Market Price of the relevant Reference Obligation shall be arithmetic mean of the quotations with regard to the quotations having the highest and lowest values. If three quotations are obtained, the Market Price of the relevant Reference Obligation shall be the quotation remaining after disregarding the highest and the lowest quotations. If two quotations are obtained, the Market Price of the relevant Reference Obligation shall be the average of such quotations. If only one quotation is obtained, the Market Price of the relevant Reference Obligation shall be equal to such quotation. If no quotations are obtained, the original Market Price determined by Party A shall be utilized. Notwithstanding the foregoing, in the context of a Conditionally Deleted Reference Obligation, “Market Price” shall mean the lesser of (x) the price determined in accordance with the preceding sentences of this definition, and (y) the Notified Bid or Alternative Bid (as applicable and as such terms are defined in paragraph (iii)(b) of the definition of Deletion Price) obtained by the Calculation Agent in respect of such Conditionally Deleted Reference Obligation prior to the Final Settlement Date. In respect of each loan which is to be added to the Portfolio pursuant to Section 3(A)(4) or Section 5 above the Addition Dates have not yet occurred but in respect of which Party A, an Affiliate of Party A or SPE has entered into a Trade Confirmation with a third-party vendor, until the Addition Date thereof, “Market Price” means the lesser of (x) the price determined in accordance with the preceding sentences of this definition, and (y) the purchase price specified in the applicable Trade Confirmation in respect of such loan.

“Moody’s” means Moody’s Investors Service Inc.

“Par/Near Par Loan” means a loan the purchase and sale of which would, in accordance with market convention, as reasonably determined by the Calculation Agent, in effect as of (i) in the context of a loan being deleted from the Portfolio, the relevant Deletion Price Determination Commencement Date, or (ii) in the context of a loan to be added to the Portfolio, the date on which Party B, by notice to Party A given in accordance with Section 12 of the ISDA Master Agreement, identifies such loan as a loan which Party B intends to add to the Portfolio, settle on par documents rather than distressed documents.

“Portfolio” means all of the Reference Obligations from time to time set out in the Reference Obligation Annex.

“Portfolio Book Value” means the sum of the USD Equivalent of all Book Values as specified in the Reference Obligation Annex.

“Portfolio Value Differential” means, in respect of a Valuation Date (as referenced in Section 11 hereof), the amount (which may be positive or negative) equal to the aggregate of the respective Value Differentials determined in respect of each Reference Obligation comprised in the Portfolio as of such Valuation Date and each loan to be added to the Portfolio pursuant to Section 3(A)(4) or Section 5 above the Addition Dates have not yet occurred as of such Valuation Date but in respect of which Party A, an Affiliate of Party A or SPE has entered into a Trade Confirmation with a third-party vendor for the purchase of the relevant loan.

“Reference Market-maker” means a leading dealer in the relevant secondary loan market.

“Reference Obligation Annex” means the schedule of Reference Obligations substantially in the form appended hereto as Annex A, as amended from time to time in accordance with Section 7 hereof, setting out, among other things, in respect of each Reference Obligation, the Reference Obligor, the Initial Price, the Trade Date, the Addition Date, and the Face Amount.

“Reference Obligation Return” means, in respect of a Reference Obligation and a Final Settlement Date, an amount, in the relevant Specified Currency, equal to the Final Reference Obligation Value minus the Book Value. Where the Reference Obligation Return is a positive number, such amount represents a Reference Obligation Return payable by Party A. Where the Reference Obligation Return is a negative number, the absolute value thereof represents a Reference Obligation Return payable by Party B. Where the Reference Obligation Return is being determined in the context of a Final Settlement Date which pertains to less than all of the Reference Obligation, such Reference Obligation Return shall be determined on a “first in first out” basis meaning that the Book Value applicable to the relevant portion of the Reference Obligation being deleted shall be determined by reference to the Initial Price applicable to the initial Face Amount set out in the Reference Obligation Annex, or if partial deletions have been previously effected in amounts which, in aggregate, equal or exceed such initial Face Amount, the Book Value shall be determined by reference to the Initial Price applicable to the Incremental Face Amount then outstanding (or relevant portion thereof) to which the earliest Addition Date is applicable.

“Report Date” means each Payment Date.

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies Inc.

“Sale Costs” means (a) in respect of a Reference Obligation which Party A has elected not to hold (directly or through an Affiliate or SPE) as a hedge to the related Transaction hereunder, all costs which the Calculation Agent determines would be incurred by a Reference Obligation Holder in connection with the sale of, or an attempt to sell, such Reference Obligation in a principal amount equal to the applicable Face Amount thereof were such Reference Obligation Holder to sell, or attempt to sell, such Reference Obligation pursuant to a purchase and sale transaction effected on or about the applicable Sale Date including, without limitation, compensation payments, fees, damages, costs and make-whole payments mandated by the LMA Purchase and Sale Documentation, the LSTA Purchase and Sale Documentation and Approved Legal Costs, and (b) in respect of a

Reference Obligation which Party A has elected to hold (directly or through an Affiliate or SPE) as a hedge to the related Transaction hereunder, the actual costs incurred by Party A, such Affiliate or SPE, in connection with its sale of such Reference Obligation, provided, however, that only legal costs which are Approved Legal Costs shall be included in such calculation. For purposes of Section 4 hereof, the Sale Costs pertaining to a Reference Obligation shall be deemed to have been incurred on the Final Settlement Date applicable to the relevant Transaction.

“Sale Date” means in respect of a Transaction (i) the date on which the Alternative Bid or Notified Bid is provided to the Calculation Agent or (ii) where the Deletion Price is deemed to be zero (as provided for in the definition of Deletion Price), the Final Settlement Date.

“Second Lien Bank Loan” means a non-revolving, fully-funded, term loan which trades as a “second lien loan” as reasonably determined by the Calculation Agent under the then-current trading practices in the. primary or secondary loan market, as the case may be.

“SPE” means any special purpose entity organized by Party A under the laws of the Republic of Ireland for the purpose of holding Reference Obligations with respect to Transactions subject to this Master Confirmation, and any other entity approved in writing by Party B. Each of Party A and the SPE represents and covenants that no such SPE has engaged in or will engage in any business activities other than (A) holding Reference Obligations relating to Transaction governed by this Master Confirmation, and (B) entering into participations or swaps with respect to such Reference Obligations between SPE and Party A.

“Specified Currency” means USD.

“Specified Jurisdiction” means United States of America (it being agreed that, subsequent to its addition to the Reference Obligation Appendix, in the event that a Reference Obligor merges, amalgamates or consolidates with or into any other entity and the result of which is that such Reference Obligor is no longer organized in the same jurisdiction or the Reference Obligor otherwise migrates to another jurisdiction, such Reference Obligor shall be deemed to be organized in its new jurisdiction for purposes of the Portfolio Composition Requirements).

“Successor” means a direct or indirect successor to the Reference Obligor or other entity that assumes all or substantially all of the obligations thereof by way of merger, consolidation, amalgamation, transfer or otherwise, whether by operation of law or pursuant to any agreement, as determined by the Calculation Agent in good faith in its discretion.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment or delivery to be made by Party A hereunder other than a stamp, registration, documentation or similar tax.

“Trade Confirmation” means in the context of loans, as required by the secondary loan market in which the relevant Reference Obligation or loan trades, (i) in the context of a Par/Near Par Loan, the LMA Trade Confirmation (Par) or the LSTA Par/Near Par Trade Confirmation, or (ii) in the context of a Distressed Loan, the LMA Trade Confirmation (Distressed/Bank Debt), the LMA Trade Confirmation (Distressed/Claims) or the LSTA Distressed Trade Confirmation, or, in either case, such other purchase and sale documentation as commonly utilized or required by the applicable secondary loan trading market in which the relevant Reference Obligation or loan trades.

“USD Equivalent” means (1) for purposes of determining the USD Equivalent of any amount denominated in Euro, the amount in USD determined by Party A by applying the “Euro Spot” rate as set out under column “Price” opposite the relevant day of determination on Bloomberg service display page “EUR {CRNCY}. HP {GO}” to the relevant amount denominated in Euro;

(2) for purposes of determining the USD Equivalent of any amount denominated in GBP, the amount in USD determined by Party A by applying the “GBP Spot” rate as set out under column “Price” opposite the relevant day of determination on Bloomberg service display page “GBP {CRNCY} HP {GO}” to the relevant amount denominated in GBP; and

(3) for purposes of determining the USD Equivalent of any amount denominated in CAD, the amount in USD determined by Party A by applying the “CAD Spot” rate as set out under column “Price” opposite the relevant day of determination on Bloomberg service display page “CAD {CRNCY} HP {GO}” to the relevant amount denominated in CAD.

“Value Differential” means, in respect of a Reference Obligation and a Transaction (including any loan to be added pursuant to Section 3(A)(4) or Section 5 above the Addition Dates of which have not yet occurred but in respect of which Party A or an affiliate of Party A has entered into a Trade Confirmation with a third-party vendor), an amount (which may be positive or negative) equal to (x) the product of (i) the Face Amount of such Reference Obligation or conditionally added loan (as applicable), and (ii) the Market Price applicable to such Reference Obligation or conditionally added loan (as applicable), minus (y) the Book Value of such Reference Obligation or conditionally added loan (as applicable), each determined on the relevant Valuation Date (as referenced in Section 11 hereof).

“Weighted Average Rating Factor” means, in respect of the relevant rating agency and as of the relevant day of determination, the number, rounded upwards to the nearest whole number, equal to the quotient of (1) the sum of the Ratings Equivalent determined in respect of each Reference Obligation comprised in the Portfolio, divided by (2) the Portfolio Book Value in effect on such determination date. For purposes hereof, “Ratings Equivalent” means, in respect of a Reference Obligation, the product of (x) the Book Value applicable to such Reference Obligation, and (y) the rating factor, as set out in the Rating Factor Annex appended hereto, that is applicable to the credit rating then assigned by the relevant rating agency to such Reference Obligation. The Weighted Average Rating Factor of the Portfolio (as defined above) shall be calculated separately for each rating agency utilizing the credit ratings respectively assigned and published by such agency (the Weighted Average Rating Factor resulting from the application of the credit ratings assigned and published by Moody’s being the “Moody’s Weighted Average Rating Factor” and the Weighted Average Rating Factor resulting from the application of the credit ratings assigned and published by S&P being the “S&P Weighted Average Rating Factor”). Should either S&P or Moody’s not publishes a rating for a Reference Obligation, the equivalent of the other rating agency’s rating shall be substituted. If neither S&P nor Moody’s publish a rating for a Reference Obligation, each such unrated Reference Obligation shall be deemed to have a rating of “WR” by Moody’s and a rating of “NR” by S&P.

10.	Acknowledgments, Representations and Agreements.
Party B understands, agrees, represents and acknowledges as follows:
(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into any Transaction evidenced by this Master Confirmation and as to whether any such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of Party A as investment advice or as a recommendation to enter into any Transaction evidenced by this Master Confirmation, it being understood that information and explanations related to the terms and conditions of any such Transaction shall not be considered to be investment advice or a recommendation to enter into any such Transaction. No communication (written or oral) received from Party A shall be deemed to be an assurance or guarantee as to the expected results of any Transaction evidenced by this Master Confirmation.

(ii)	Assessment and Understanding. It understands that the transactions evidenced by this Master Confirmation are subject to complex risks which may arise without warning and may at times be volatile and that losses may occur quickly and in unanticipated magnitude and is capable of assuming, and does assume, these risks. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms and conditions of each Transaction evidenced by this Master Confirmation.

(iii)	Status of Parties. Party A is not acting as a fiduciary for, or advisor to, it in respect of any Transaction evidenced by this Master Confirmation.

(iv)	Appraisal of Reference Obligor and Reference Obligation. It has itself been, and will at all times continue to be, solely responsible for making its own independent appraisal of and investigation into the business, financial condition, prospects, creditworthiness status and affairs of each Reference Obligor and its own independent appraisal of each Reference Obligation. It has not relied, and will not at any time rely, on Party A or any Affiliate of Party A (i) except as otherwise provided for below, to provide it with any information relating to, or to keep under review on its behalf, the business, financial condition, prospects, creditworthiness, status or affairs of any Reference Obligor or (ii) to determine whether or not at the date hereof a credit event or an event or circumstance which, with the giving of notice or the passage of time or both, could constitute a credit event, has occurred. In entering into this Transaction, Party A is not making, and has not made, any representation whatsoever as to any Reference Obligor or any information contained in any document filed by any Reference Obligor with any exchange or with any government entity.

(v)	Interest in Reference Obligation. It acknowledges that no Transaction evidenced by this Master Confirmation represents or conveys any interest in the Reference Obligation(s) or a direct or indirect obligation of any Reference Obligor.

(vi)	Dealings with Reference Obligor. Party A and each Affiliate of Party A may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking business with, any Reference Obligor, or its affiliates or any other person or entity having obligations relating to the Reference Obligation(s) and may act with respect to such business freely and without accountability to it in the same manner as if this Master Confirmation or any Transaction evidenced thereby did not exist, regardless of whether any such action might have an adverse effect on the Reference Obligation(s), the Reference Obligors or Party B.

(vii)	Disclosure of Information. Party A and each Affiliate of Party A may, whether by virtue of the types of relationships described above or otherwise, at the date hereof or at any time hereafter be in possession of information in relation to the Reference Obligation(s) or the Reference Obligors which is or may be material in the context of a Transaction evidenced by this Master Confirmation and which is or may not be known to the general public or Party B. Except as expressly provided for in this Master Confirmation, no Transaction evidenced by this Master Confirmation creates any obligation on the part of Party A or any Affiliate of Party A to disclose to it any such relationship or information (whether or not confidential) and neither Party A nor any Affiliate of Party A shall be liable to it by reason of such non-disclosure. No such information has been used in the selection of any Reference Obligor for any Transaction evidenced by this Master Confirmation.

11.	Credit Support

For purposes of the Credit Support Annex the Independent Amount applicable, collectively, to all Transactions now or hereafter evidenced by this Master Confirmation shall be the greater of (x) USD 9,000,000, and (y) an amount equal to 6% of the Portfolio Book Value. The initial Independent Amount of USD 9,000,000 shall be Transferred by Party B to Party A on or before the Trade Date.

Notwithstanding the terms of the Credit Support Annex, if on any Valuation Date (as defined in the Credit Support Annex) the aggregate Value of all Posted Collateral on such Valuation Date,
(i)	plus the Portfolio Value Differential (which may be positive or negative) determined on such Valuation Date,

(ii)	plus the net balance (which may be positive or negative) of the Collection Account on such Valuation Date,

(iii)	minus the aggregate of the Floating Amounts which have accrued but which have not been previously factored into the determination of the balance of the Collection Account (as provided in Section 4 above),
(the amount resulting from such additions and subtraction being the “Collateral Amount”), is less than (x) where the relevant Valuation Date does not occur on any of the eighteen Business Days preceding any Deletion Price Determination Commencement Date which pertains to all Transactions evidenced hereby which are then outstanding, 5%, or (y) where the relevant Valuation Date occurs on any of the eighteen Business Days preceding any Deletion Price Determination Commencement Date which pertains to all Transactions evidenced hereby which are then outstanding, 3.5%, of the Portfolio Book Value in effect on such Valuation Date, the amount by which the Collateral Amount is less than (i) where the relevant Valuation Date does not occur on any of the eighteen Business Days preceding any Deletion Price Determination Commencement Date which pertains to all Transactions evidenced hereby which are then outstanding, 6%, or (y) where the relevant Valuation Date occurs on any of the eighteen Business Days preceding any Deletion Price Determination Commencement Date which pertains to all Transactions evidenced hereby which are then outstanding, 4%, of such Portfolio Book Value shall constitute the Delivery Amount for purposes of the Credit Support Annex in respect of such Valuation Date. For greater certainty, the Minimum Transfer Amount applicable to Party B specified in the Credit Support Annex shall not apply in the context of any Transaction evidenced hereby.
Notwithstanding Paragraph 3 of the Credit Support Annex, the transfer of any such Delivery Amount arising in connection with any Transaction evidenced hereby shall be satisfied by Party B, in all instances, on the first Local Business Day following the date on which Party A’s demand for such transfer becomes effective in accordance with Section 12 of the ISDA Master Agreement unless Party A is, on or before such first following Local Business Day, in receipt of a notice from Party B, given in accordance with Section 12 of the ISDA Master Agreement, which identifies one or more Reference Obligations that Party B wishes to delete from the Portfolio in order to eliminate the relevant Delivery Amount. If Party B elects to delete Reference Obligations as aforesaid, (1) the date on which Party A received such notice shall be deemed to constitute a Deletion Price Determination Commencement Date specified pursuant to Section 3(B) above for all purposes of this

Master Confirmation in respect of each Reference Obligation identified in Party B’s deletion notice, and (2) Party A’s right to declare an Event of Default in respect of any failure to transfer such Delivery Amount shall be stayed until the 5th Business Day following the effective date of Party B’s deletion notice. If, on or before such 5th following Business Day, in respect of each Reference Obligation identified for deletion:
(x)	Party A is in receipt of a Notified Bid or Alternative Bid (as applicable and as such terms are defined in paragraph (iii)(b) of the definition of Deletion Price),

(y)	where a Trade Confirmation is required pursuant to the condition, if applicable, set out in paragraph (iii)(c) of the definition of Deletion Price, Party A or the relevant Affiliate or SPE is in receipt of a market-standard Trade Confirmation duly completed and executed by the relevant entity providing such Alternative Bid or Notified Bid, and

(z)	the party providing such Notified Bid or the Alternative Bid and, where a Trade Confirmation is required pursuant to the condition set out in paragraph (iii}(c) of the definition of Deletion Price (if applicable), the party to the Trade Confirmation, is not Party B or any affiliate of Party B, the requirement for Party B to transfer the relevant Delivery Amount shall be deemed to be waived by Party A.
Notwithstanding the terms of the Credit Support Annex, no request for the Transfer of any Return Amount may be made by Party B or need be satisfied by Party A until after the Payment Date.
12.	Physical Settlement
     If Party A has not elected to hedge its obligations under a Transaction to which any Reference Obligation pertains through the purchase of the applicable Face Amount of the relevant Reference Obligation (directly or through an Affiliate or SPE), then, where (x) the relevant Deletion Price Determination Commencement Date which pertains to all Transactions evidenced hereby which are then outstanding, and (y) in respect of the determination of the Deletion Price for any Reference Obligation, Party B has submitted a Firm Bid and such Firm Bid has, pursuant to the provisions of the Deletion Price definition, become the Deletion Price, then, Party A and Party B shall be deemed, in respect of each Reference Obligation to which this Section applies, to have entered into a Trade Confirmation on the relevant date on which such Firm Bid is received by Party A under which (x) Party A agrees to deliver, or procure the delivery of, the relevant Reference Obligation to Party B in a principal amount equal to the relevant Face Amount applicable to such Reference Obligation, and (y) Party B agrees to pay to Party A an amount, in USD, equal to the product of such Deletion Price and such Face Amount. Settlement of each such purchase and sale transaction shall be effected in accordance with the standard terms of the relevant Trade Confirmation and each party’s obligations thereunder are in addition to, and not in substitution of, the respective obligations of the parties otherwise arising under the terms of this Master Confirmation.
In any circumstance in which the Deletion Price is determined to be zero with respect to any Reference Obligation, Party A shall promptly following the Payment Date notify the relevant agent bank or other transfer agent for each such Reference Obligation to immediately transfer and assign to Party B all of Party A’s right, title and interest in the relevant Reference Obligation; provided, however, that Party A’s obligations to so transfer and assign as aforesaid is conditional upon Party B having satisfied, in full, all amounts owing to Party A (if any) under the terms of this. Master

Confirmation as of the Payment Date (or that would be owing to Party A under the terms hereof but for the application of the Limited Recourse provision).
13.	Private Ratings
In the context of any provision hereof which contemplates the use of credit ratings issued by S&P or Moody’s, if such specified credit rating agency has not issued a publicly available credit rating for a Reference Obligor or a Reference Obligation but has issued a credit rating which is not publicly available (a “Private Rating”), then such Private Rating shall be utilized herein as the applicable credit rating subject to the following:
(i)	such Private Rating has been prepared by S&P or Moody’s (as applicable) within 180 days of the Trade Date of the Transaction to which the relevant Reference Obligor or Reference Obligation applies and such Private Rating is provided to Party A on or before such Trade Date;

(ii)	to qualify as a S&P or Moody’s (as applicable) credit rating in respect of any date following the Trade Date of the relevant Transaction (any such date being an “Observation Date”), the day on which such Private Rating was prepared or was last updated or reviewed by S&P or Moody’s (as applicable) must not precede the relevant Observation Date by more than 365 days and, in the context of an update or review, such update or review must be provided to Party A on such Observation Date (unless previously provided to Party A by Party B); and

(iii)	such Private Rating is not less than B3 by Moody’s or B- by S&P.
The failure of any Private Rating to satisfy the applicable conditions described above shall result in the applicable Reference Obligor or Reference Obligation being deemed to be unrated or, for purposes of determining the Weighted Average Rating Factor, assigned a credit rating of “WR” by S&P and “NR” by Moody’s.
14.	Limited Recourse

Notwithstanding any other provisions hereof but subject to the second sentence hereof; all payments to be made by Party B hereunder and under the ISDA Master Agreement will be payable only from, and to the extent of, the Posted Collateral and there will be no other assets of Party B available to Party A to satisfy any payments or other obligations of Party B hereunder or under the ISDA Master Agreement. For greater certainty, nothing in this paragraph shall be construed as limiting Party A’s recourse as against Party B in respect of any amounts owing under any Trade Confirmation entered or deemed into between Party A and Party B or the purchase and sale of any Reference Obligation. Party B agrees that the limitation on recourse to Party B and its assets set out in the preceding sentence shall not apply in respect of Party B’s obligations under any indemnification given by it pursuant to paragraph (ii) of the definition of Deletion Price. Further, any amount payable by Party B to Party A in respect of any such indemnification will, at the option of Party A (and without prior notice to the Party B), be reduced by its set-off against any Other Payment Amount (as hereinafter defined). As used herein, “Other Payment Amount” shall mean any payment obligation of any description whatsoever (whether arising at such time or in the future or upon the occurrence of a contingency) by the Party A to Party B (irrespective of the currency, place of payment or booking office of the obligation or whether the relevant party is legally or beneficially the holder of the obligation) arising under any agreement between the Party A and Party B or any instrument or undertaking issued or executed or guaranteed by Party A to, or in favor of, Party B or any bond, note, or other debt instrument issued or guaranteed by Party A and owned or held beneficially by Party B as a result of the purchase thereof by or on behalf of the Party B, whether directly from the issuer or in the secondary market (and the Other Payment Amount will be discharged promptly and in all respects to the extent it is so set-off). Party A will give notice to Party A of any set-off effected pursuant to this Section 13.
For purposes of giving effect to the set off contemplated by the preceding paragraph, either the amount due from Party B under the relevant indemnification or the Other Payment Amount (or the relevant portion of such amounts) may be converted by Party A into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If an obligation is unascertained, Party A may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest. This section shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
15.	Miscellaneous

Payment Instructions:	Party A:
Bank: The Bank of Nova Scotia, N.Y.
ABA#: 026002532
Account Number: 6027-36
Attention: WBO, Derivative Products

Party B:

As notified to Party A in writing from time to time.
16.	Offices
(a) The Office of Party A for this Transaction is New York; and
(b) The Office of Party B for this Transaction is Dallas, Texas.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us. The parties hereto agree that this Master Confirmation, whether received in original or facsimile form, may be executed in counterparts, which execution may be effected by means of facsimile transmission, and that such Master Confirmation, as supplemented by the ISDA Master Agreement, constitute a single and original agreement between us. Where execution is effected by means of facsimile transmission, the parties agree that the sender’s signature as printed by the recipient’s facsimile machine shall be deemed to be the sender’s original signature.

Yours Sincerely,

THE BANK OF NOVA SCOTIA

By:	/s/ Fareena Rahim
Name:	Fareena Rahim
Title:	Senior Manager

By:	/s/ Delia Couto

Name:	Delia Couto
Title:	Senior Assistant Manager
Confirmed this 19th day of January, 2007
HIGHLAND DISTRESSED OPPORTUNITIES FUND, INC.

By:	/s/ James Donder
Name:	James Donder
Title:	President

Annex A

REFERENCE OBLIGATION ANNEX

REFERENCE	REFERENCE	INITIAL	TRADE	ADDITION	FACE
OBLIGOR	OBLIGATION	PRICE	DATE	DATE	AMOUNT

RATING FACTOR ANNEX

Applicable	Applicable
Moody’s	S&P
Credit	Credit	Rating
Rating	Rating	Factor
Aaa	AAA	1
Aa1	AA+	10
Aa2	AA	20
Aa3	AA-	40
A1	A+	70
A2	A-	120
A3	A-	180
Baa1	BBB+	260
Baa2	BBB	360
Baa3	BBB-	610
Ba1	BB+	940
Ba2	BB-	1350
Ba3	BB-	1766
B1	B+	2220
B2	B	2720
B3	B-	3490
Caa1	CCC+	4770
Caa2	CCC	6500
Caa3	CCC-	8070
Ca	CC+	10000
C	CC	10000
WR	CC-	10000
	C+	10000
	C	10000
	C-	10000
	D	10000
	NR	10000